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                                                                       EXHIBIT 3

                          GUARANTEE ISSUANCE AGREEMENT


         THIS GUARANTEE ISSUANCE AGREEMENT (this "Agreement") is made and entered into this 3rd day of July, 2001, by and among BREAKAWAY SOLUTIONS, INC., a Delaware corporation (the "Company"), and SCP PRIVATE EQUITY PARTNERS II, L.P., a Delaware limited partnership ("SCP").

                              W I T N E S S E T H:

         WHEREAS, the Company has determined that it is advisable and in its best interest to enter into a Loan and Security Agreement (the "Loan Agreement"), dated as of the date hereof, with Silicon Valley Bank (the "Bank");

         WHEREAS, SCP owns a substantial amount of the issued and outstanding voting capital stock of the Company;

         WHEREAS, it is a condition to the Bank's execution and delivery of the Loan Agreement that SCP execute and deliver to the Bank a guarantee of the Company's obligations under the Loan Agreement, such guarantee to be in the form attached hereto as Exhibit A (the "Guarantee"); and

         WHEREAS, SCP is willing to execute and deliver the Guarantee, all subject to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

         1. Guarantee. Prior to or simultaneously with the execution and delivery of the Loan Agreement by the Company and the Bank, SCP shall execute and deliver the Guarantee to the Bank.

         2. Warrant. Promptly after the execution and delivery of the Loan Agreement by the Company and the Bank and the execution and delivery of the Guarantee by SCP, the Company will issue and deliver to SCP a Warrant (the "Warrant") in substantially the form attached hereto as Exhibit B.

         3. Investment Representations of SCP. In order to induce the Company to issue the Warrant to SCP, SCP makes the following covenants, agreements, representations and warranties:

                  a. SCP understands that the Warrant, the Series A Preferred Stock of the Company underlying the Warrant (the "Underlying Preferred Stock"), and the Common Stock of the Company into which shares of the Series A Preferred Stock are convertible (the "Underlying Common Stock") are not registered under the Securities Act of 1933, as amended (the "Act"), and that the Warrant, the Underlying Preferred Stock, and the Underlying Common Stock (together, the "Securities") are being issued pursuant to an exemption which is applicable to transactions by an issuer not involving any public offering, and that the Company's reliance on this exemption is based in part on the representations made by SCP in this Section 3. SCP represents and warrants that it is an "accredited investor" as that term is defined under Rule 501 promulgated under the Act.


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                  b. SCP understands that the Securities are not registered
under the "Blue Sky" or securities laws of any jurisdiction and that the Securities are being issued pursuant to exemptions contained in such laws, and that the Company's reliance on these exemptions is based in part on the representations made by SCP in this Section 3.

                  c. SCP has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment. SCP is aware that an investment in the Securities is highly speculative and subject to substantial risks. SCP is capable of bearing the high degree of economic risk and burdens of this investment, including but not limited to the complete loss of all invested capital. The financial condition of SCP is such that it is under no present or contemplated future need to dispose of any portion of the Securities to satisfy any existing or contemplated undertaking, need or indebtedness.

                  d. SCP hereby represents and warrants that it is acquiring the Warrant for its own account for investment purposes only and not for, with a view to, or in connection with, any resale or distribution thereof and that SCP has no present plans or intentions to sell, transfer, pledge, hypothecate or otherwise dispose of any portion of the Securities, other than an intention to transfer a portion of the Warrant to ICG Holdings Group, Inc. or an affiliate thereof in a transaction in compliance with this Agreement, the terms of the Warrant, and applicable securities laws.

                  e. SCP understands and agrees that the Securities cannot be resold or transferred unless they are registered under the Act and all applicable state securities laws, or unless an exemption from registration is available, in which case the Company may condition the transfer upon receipt of an opinion of counsel (acceptable to the Company) that such registration is not required.

                  f. SCP accepts the condition that the Company or its transfer agent(s) will obtain "stop transfer" orders with respect to the Securities and that each of the certificates for the Securities will bear conspicuous legends in substantially the following form or another form reasonably determined by the
Company:

         The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or applicable state laws. Such securities may not be sold, transferred, pledged or hypothecated unless the registration provisions of said Act and laws have been complied with or unless an exemption from registration is available, in which case the Corporation may condition the transfer upon receipt of an opinion of counsel (acceptable to the Corporation) that such registration is not required.


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         The Corportion will furnish to any shareholder upon request and without charge a full statement of: (a) the designations, preferences, limitations, and relative rights of the shares of each class or series of shares authorized to be issued by the Corporation, (b) the variations in the relative rights and preferences between the shares of each such series, so far as the same have been fixed and determined, and (c) the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

                  g. SCP hereby agrees to indemnify the Company against and hold it harmless from any loss or expense the Company may incur by reason of any sale or disposition of the Securities by it which involves the Company in a violation of any securities laws, rules, regulation or orders.

                  h. SCP acknowledges that the Company has granted it access to all information which SCP has requested and has offered SCP access to all information which SCP might deem relevant to any investment decision with respect to the Securities. SCP has investigated the Company and the business and financial conditions concerning it and has knowledge of the Company's current corporate activities and financial condition.

         4. Representations and Warranties of the Company.

         The Company hereby represents and warrants to SCP as of the date of this Agreement as follows:

         a. Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in corporate good standing under such laws. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

         b. Corporate Power. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Loan Agreement and to issue and sell the Securities (as defined below), to carry out the provisions of this Agreement and the Loan Agreement and to carry on its business as presently conducted and as presently proposed to be conducted.


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         c. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Loan Agreement, the performance of all obligations of the Company hereunder and thereunder, the authorization, sale, issuance and delivery of the Warrant, and the authorization, sale, issuance and delivery of the Underlying Preferred Stock and the Underlying Common Stock, has been taken. This Agreement, the Loan Agreement, and the Warrant, when executed and delivered, shall be valid and binding obligations of the Company enforceable in accordance with their terms. The sale of the Securities is not subject to any preemptive rights or rights of first refusal.

         d. Capitalization.

            i. The authorized capital stock of the Company consists of 245,000,000 shares of Common Stock, $.000125 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value, of which 600,000 shares have been designated "Series A Preferred Stock".

            ii. The Underlying Preferred Stock and the Underlying Common Stock have been duly and validly reserved for issuance. When issued in compliance with this Agreement and the Warrant, the Underlying Preferred Stock will be validly issued, fully paid and nonassessable and issued in compliance with applicable federal and state securities laws and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of the Company; and when issued upon conversion of the Underlying Preferred Stock, the Underlying Common Stock will be validly issued, fully paid and nonassessable and issued in compliance with applicable federal and state securities laws and shall be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of the Company; provided, however, that the Warrant, the Underlying Preferred Stock, and the Underlying Common Stock will be subject to restrictions on transfer under state and/or federal securities laws as set forth herein.

         5. Parties in Interest, etc. All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs, executors, administrators and personal representatives of the parties hereto whether so expressed or not. This Agreement embodies the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.


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         6. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex, telecopy and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service (including overnight courier such as Fed Ex), telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the parties as specified below:

         If to the Company:

                  Breakaway Solutions, Inc.
                  1000 River Rd.,
                  Suite 400, 4th Floor
                  Conshohocken, Pa 19428
                  Attention:  William Loftus

         If to SCP:

                  SCP Private Equity Partners II, L.P.
                  435 Devon Park Drive, Building 300
                  Wayne, PA  19087-1993
                  Attention:  Wayne Weisman

or to such other address as any party may designate by notice complying with the terms of this Section 6. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of confirmed transmission if by telex, telecopy or other telegraphic communication; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

         7. Investor Rights Agreement. The Investor Rights Agreement, dated as of April 6, 2001, among the Company, SCP and ICG Holdings, Inc., a Delaware corporation, is hereby amended to include the Underlying Common Stock as "Registrable Securities" as defined in such agreement.

         8. Amendments and Waivers. The terms and provisions of this Agreement may be amended or modified, and the observance of any term of this Agreement may be waived, only with the prior written consent of all of the parties hereto.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania for contracts made and wholly to be performed therein, without regard to its conflicts of laws provisions.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              BREAKAWAY SOLUTIONS, INC.


                              By:      /s/ William Loftus
                                 --------------------------------
                              Name:    William Loftus
                                   ------------------------------
                              Title:   CEO
                                    -----------------------------


                              SCP PRIVATE EQUITY PARTNERS II, L.P.

                              By: SCP Private Equity II General Partner, L.P., its General Partner

                              By:  SCP Private Equity II, LLC, its Manager

                              By:      /s/ Wayne B. Weisman
                                 --------------------------------
                              Name:    Wayne B. Weisman
                                   ------------------------------
                              Title:   Manager
                                    -----------------------------